CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated July 26, 2016, accompanying the financial statements of Insured Municipals Income Trust, Series 673 (included in Invesco Unit Trusts, Municipal Series 1188) as of March 31, 2016, and for the period from April 29, 2014 (date of deposit) through March 31, 2015 and for the year ended March 31, 2016 and the financial highlights for the period from April 29, 2014 (date of deposit) through March 31, 2015 and for the year ended March 31, 2016, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-193282) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 26, 2016